UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 30, 2011

Berthel Growth & Income Trust I

(Exact name of registrant as specified in its charter)

Iowa	33-89506	52-1915821
(State of Incorporation)	(Commission File Number)	(IRS No.)

701 Tama Street, Marion, Iowa 52302

(Address of principal executive offices) (Zip Code)

Registrant's telephone number, including area code: (319) 447-5700

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

_ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

_ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

_ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

_ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

 Item 2.01 Completion of Acquisition or Disposition of Assets.

Berthel SBIC, LLC (Commission File number 811-08451) (“Berthel SBIC”) is a wholly-owned subsidiary of the registrant. The registrant previously reported that on January 27, 2009, the United States Court for the Northern District of Iowa entered a Consent Order and Judgment by which the court appointed the United States Small Business Administration is the receiver (the “Receiver”) for Berthel SBIC. Berthel SBIC owned 905,203 shares of common stock (the “Securities”) of Futurematrix Interventional, Inc., a Texas corporation (“Futurematrix”). The Securities represented all of the investment of Berthel SBIC in Futurematrix, and there are no other material relationships between Futurematrix and Berthel SBIC, the registrant or any of Berthel SBIC’s or the registrant’s affiliates, directors, officers or any associate of any such director or officer.

 On November 30, 2011, the Receiver entered into a written Securities Purchase Agreement (the “Agreement”) with Allen B. Boswell and James W. Passmore. Pursuant to the Agreement, Berthel SBIC transferred all of its right, title and interest in 452,601 shares of the common stock of Futurematrix to Mr. Boswell for the purchase price of $217,248.48, and Berthel SBIC transferred all of its right, title and interest in the remaining 452,601 shares of the common stock of Futurematrix to Mr. Passmore for the purchase price of $217,248.48. Each of Mr. Boswell and Mr. Passmore paid the aforementioned purchase prices in cash at the closing of the transfer of the Securities. The closing occurred on November 30, 2011. No consideration was received by Berthel SBIC in exchange for the transfer of the Securities except for payment of the aforementioned purchase prices in cash and the other covenants, representations and warranties set forth in the Agreement.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934,

the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Berthel Growth & Income Trust I

(Registrant)

December 6, 2011

(Date)

/s/ Ronald O. Brendengen

Ronald O. Brendengen, Chief Financial Officer of Berthel

Fisher & Company Planning, Inc., Trust Advisor